EMERGING MARKETS EQUITIES FUND, INC.

AMENDED AND RESTATED MULTIPLE CLASS PLAN

WHEREAS, EMERGING MARKETS EQUITIES FUND, INC. (the “Fund”), a Maryland corporation, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company that offers shares of common stock;

WHEREAS, Capital Client Group, Inc. (the “Distributor”) serves as the principal underwriter for the Fund;

WHEREAS, the Fund has entered into an Amended and Restated Administrative Services Agreement with Capital International, Inc. under which the Fund may bear certain administrative expenses for certain classes of shares;

WHEREAS, the Fund has entered into an Amended and Restated Shareholder Services Agreement with American Funds Service Company under which the Fund may bear certain transfer agency expenses for its shares;

WHEREAS, the Fund is authorized to issue the following classes of shares of common stock: Class M shares; Class F-2 shares and Class F-3 shares (Class F shares”); as well as Class R-6 shares;

WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting shares representing interests in the same portfolio if, among other things, an investment company adopts a written Multiple Class Plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges; and

WHEREAS, the Board of Directors of the Fund has determined, that it is in the best interest of each class of shares of the Fund individually, and the Fund as a whole, to adopt this Amended and Restated Multiple Class Plan (the “Plan”) effective June 2, 2025;

NOW THEREFORE, the Fund adopts the Plan as follows:

1.                  Each class of shares will represent interests in the same portfolio of investments of the Fund, and be identical in all respects to each other class, except as set forth below. The differences among the various classes of shares of the Fund will relate to: (i) service and other charges and expenses as provided for in paragraph 3 of this Plan; (ii) the exclusive right of each class of shares to vote on matters submitted to shareholders that relate solely to that class or the separate voting right of each class on matters for which the interests of one class differ from the interests of another class; and (iii) such differences relating to (a) eligible investors, (b) the designation of each class of shares, and (c) exchange privileges each as may be set forth in the Fund’s prospectus and statement of additional information (“SAI”), as the same may be amended or supplemented from time to time.

2.      (a) Certain expenses may be attributable to the Fund, but not a particular class of shares thereof. All such expenses will be borne by each class on the basis of the relative aggregate net assets of the classes. Notwithstanding the foregoing, the Distributor, the investment adviser or other provider of services to the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted by Rule 18f-3 under the 1940 Act and any other applicable law.

(b)       A class of shares may be permitted to bear expenses that are directly attributable to that class, including: (i) any distribution service fees associated with any rule 12b-1 Plan for a particular class and any other costs relating to implementing or amending such rule 12b-1 Plan; (ii) any administrative service fees attributable to such class; and (iii) any transfer agency, sub-transfer agency and shareholder servicing fees attributable to such class.

(c)       Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be applied properly to one class of shares of the Fund shall be so applied upon approval by votes of the majority of both (i) the Board of Directors of the Fund; and (ii) those directors of the Fund who are not “interested persons” of the Fund (as defined in the 1940 Act) (“Independent Directors”).

3.      Consistent with the general provisions of section 2(b), above, each class of shares of the Fund shall differ in the amount of, and the manner in which costs are borne by shareholders as follows:

(a)         Class M shares

(i)	Class M shares shall be sold at net asset value without a front-end or back end sales charge, as set forth in the Fund’s prospectus and SAI.

(ii)	Class M shares shall be subject to a transfer agent fee, but are not subject to sub-transfer agent fees. Class M shares will pay only those transfer agent fees and third party pass-through fees (e.g., DST Systems, Inc. (DST) and National Securities Clearing Corporation (NSCC) fees) that are directly attributed to accounts of and activities generated by Class M shares.

(b)	Class F shares consisting of Class F-2 shares and Class F-3 shares

(i)	Class F shares shall be sold at net asset value without a front-end or back-end sales charge, as set forth in the Fund’s prospectus and SAI.

(i)            Class F-2 shares shall be subject to a transfer agent fee (including sub-transfer agent fees) according to the Shareholder Services Agreement between the Fund and its transfer agent. In calculating transfer agent fees allocable to Class F-2 shares, the fees generated shall be charged to the Fund and allocated to Class F-2 shares.

(ii)	Class F-3 shares shall be subject to a transfer agent fee according to the Shareholder Services Agreement between the Fund and its transfer agent. In calculating transfer agent fees allocable to Class F-3 shares, the fees generated shall be charged to the Fund and allocated to Class F-3 shares based on their aggregate net assets relative to those of Class R-6 shares.

(iii)	Class F shares shall be subject to an administrative services fee of 0.05% of average daily net assets, as set forth in the Fund’s prospectus, SAI, and its Administrative Services Agreement.

(c)	Class R-6 shares

(i)	Class R-6 shares shall be sold at net asset value without a front-end or back-end sales charge, as set forth in the Fund’s prospectus and SAI.

(ii)	Class R-6 shares shall be subject to a transfer agent fee according to the Shareholder Services Agreement between the Fund and its transfer agent. In calculating transfer agent fees allocable to Class R-6 shares, the fees generated shall be charged to the Fund and allocated to Class R-6 shares based on their aggregate net assets relative to those of Class F-3 shares.

(iii)	Class R-6 shares shall be subject to an administrative services fee of 0.05% of average daily net assets as set forth in the Fund’s prospectus, SAI, and Administrative Services Agreement.

All other rights and privileges of Fund shareholders are identical regardless of which class of shares is held.

4.      This Plan shall not take effect until it has been approved by votes of the majority of both (i) the Board of Directors of the Fund and (ii) the Independent Directors.

5.      This Plan shall become effective with respect to any class of shares of the Fund, other than Class M shares, Class F-2 shares, Class F-3 shares, or Class R-6 shares, upon the commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to such additional class by votes of the majority of both (i) the Board of Directors of the Fund; and (ii) Independent Directors prior to the offering of such additional class of shares), and shall continue in effect with respect to such additional class or classes until terminated in accordance with paragraph 7. An addendum setting forth such specific and different terms of such additional class or classes shall be attached to and made part of this Plan.

6.     No material amendment to the Plan shall be effective unless it is approved by the votes of the majority of both (i) the Board of Directors of the Fund and (ii) Independent Directors.

7.     This Plan may be terminated at any time with respect to the Fund as a whole or any class of shares individually, by the votes of the majority of both (i) the Board of Directors of the Fund and (ii) Independent Directors. This Plan may remain in effect with respect to a particular class or classes of shares of the Fund even if it has been terminated in accordance with this paragraph with respect to any other class of shares.

IN WITNESS WHEREOF, the Fund has caused this Plan to be executed by its officer(s) thereunto duly authorized, as of June 2, 2025.

EMERGING MARKETS EQUITIES FUND, INC.

By: /s/ Jennifer L. Butler
Jennifer L. Butler
Secretary